EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117211, 333-118169, and 333-135497 on Form S-8 of our reports dated February 26, 2007, relating to the financial statements of Life Time Fitness, Inc. (which report expressed an unqualified opinion and included an explanatory paragraph relating to Life Time Fitness, Inc.’s change in method of accounting for share-based compensation in 2006 as described in Note 2) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Life Time Fitness, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 26, 2007